UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 31, 2019

(Date of earliest event reported)

PAYCHEX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)

(585) 385-6666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 31, 2019, Paychex of New York LLC, a Delaware limited liability company (the “Company”), and Paychex, Inc., a Delaware corporation (the “Parent”), entered into a credit agreement with a group of lenders which establishes a new five-year, unsecured, revolving credit facility (the “Five-Year Facility”) in favor of the Company in the original aggregate principal amount of up to $1.0 billion.  JPMorgan Chase Bank, N.A. acts as Administrative Agent, and PNC Bank, N.A. acts as Syndication Agent for the Five-Year Facility.  The Five-Year Facility replaces the Company’s $1.0 billion five-year, unsecured, revolving credit facility which the Company and the Parent entered into on August 5, 2015 and which was terminated on July 31, 2019 (the “Replaced 2015 Facility”).

The existing $500 million five-year unsecured credit facility which the Company entered into on August 17, 2017, the existing $150 million four-year unsecured revolving credit facility which Paychex Advance LLC, a subsidiary of the Parent, entered into on March 17, 2016, the existing $400 million of 4.07% Senior Notes, Series A and the existing $400 million of 4.25% Senior Notes, Series B, which the Company issued all pursuant to a note purchase and guarantee agreement, dated as of January 9, 2019, will continue to remain in full force and effect.

Two borrowing options will be available under the Five-Year Facility: (i) a revolving loan option and (ii) a swingline loan option. Both the revolving credit and swingline loan options are provided on a committed basis.  Amounts borrowed and repaid may be re-borrowed subject to availability under the Five-Year Facility. The Five-Year Facility matures on July 31, 2024 at which time all borrowings thereunder will terminate.

Any loan (including any swingline loan) comprising an ABR borrowing under the Five-Year Facility will bear interest at the alternate base rate plus the applicable rate.  Any loans comprising each Eurocurrency borrowing under the Five-Year Facility shall bear interest at the adjusted LIBO rate for the interest period in effect for such borrowing plus the applicable rate. If any principal of or interest on any loan or any fee or other amount payable by the Company is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any loan, 2% plus the rate otherwise applicable to such loan as provided or (ii) in the case of any other amount, 2% plus the rate applicable to the ABR loans.  Accrued interest on each revolving loan shall be payable in arrears on each interest payment date and upon termination of the commitment.

In addition, the Company will pay a commitment fee, payable quarterly in arrears, and calculated at an applicable rate based upon the daily unused amount of the Five-Year Facility during the period from and including the effective date of the Five-Year Facility to but excluding the date on which the commitments for the Five-Year Facility terminate.

The other terms of the Five-Year Facility are substantially similar to the terms of the Replaced 2015 Facility, including customary covenants which, among other things, include certain restrictions on the Parent’s and its subsidiaries ability to borrow, to grant liens or other encumbrances, to enter into sale and leaseback transactions and to enter into consolidations, mergers and transfers of all or substantially all of their respective assets.

The Five-Year Facility contains customary events of default that would permit the lenders to accelerate the loans, which events of defaults include, among other things, the failure to make timely payments under the Five-Year Facility or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency.

The Parent and certain of its subsidiaries have guaranteed the payment by the Company of all indebtedness and obligations of the Company under the Five-Year Facility.  Borrowings under the Five-Year Facility may be used for general corporate purposes.

The Five-Year Facility is led by JPMorgan Chase Bank, N.A. and PNC Capital Markets LLC, as Joint Lead Arrangers and Joint Bookrunners. Bank of America, N.A. and Wells Fargo Bank, N.A. are Co-Documentation Agents for the Five-Year Facility.

Certain lenders under this credit facility, and their respective affiliates, have performed, and may in the future perform for us, various commercial banking, investment banking, underwriting, and other financial advisory services, for which they have received, and will continue to receive in the future, customary fees and expenses.

Terms used herein and not otherwise defined have the meanings given to them in the credit agreement which evidences the Five-Year Facility. The foregoing description of the terms and conditions of the Five-Year Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Five-Year Facility filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
Exhibit 10.1	Five-Year Credit Agreement, dated as of July 31, 2019, by and among the Company, the Parent, and the lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.

Date:	August 1, 2019	/s/ Martin Mucci
Martin Mucci
President and Chief Executive Officer

Date:	August 1, 2019	/s/ Efrain Rivera
Efrain Rivera
Senior Vice President, Chief Financial Officer, and Treasurer